Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Community Financial Partners, Inc. of our report dated March 15, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of First Community Financial Partners, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

Schaumburg, Illinois
August 16, 2013